EXHIBIT 99.1

NEWS RELEASE - FOR IMMEDIATE DISTRIBUTION

REPRO-MED HIRES MILITARY PROCUREMENT EXPERT TO EXPAND DISTRIBUTION

Chester New York--February 12, 2004 - Repro-Med announced today that it had engaged the services of Colonel Terry Fowler, USAF (retired), and Eagleview LLC to assist with the expansion of the Res-Q-Vac with Full Stop Protection(TM)
(FSP) in the military marketplace, one of several non-emergency services applications for this innovative product. According to Colonel Fowler, an expert in military procurement matters, "There are many applications for Res-Q-Vac, not only on the field of battle but also in VA hospitals, aboard Navy ships and anywhere medical suction may be required."

With appearance of new virulent disease strains, common medical procedures become increasingly risky for health professionals as well as the general public. Medical suctioning is a common medical procedure used on heart attack and stroke victims, unconscious patients, drowning victims, infants during birth, or even in the treatment for certain weapons of mass destruction (WMD) such as sarin gas. The Res-Q-Vac Airway Suction System manufactured by Repro-Med Systems, Inc. (REPR-BB) offers total isolation with its new Full Stop Protection device. The device consists of an innovative assembly placed into each canister which prevents any fluids or pathogens from escaping the canister or contaminating the hand pump -- protecting health care providers from all liquid or airborne potentially infectious materials. "This essential addition to our Res-Q-Vac product line crosses into many new markets as the concerns increase about providing quality medical care and at the same time ensuring the health of professionals on the front lines of medical response," explained Andy Sealfon, Repro-Med's president.

"Res-Q-Vac is found on most ambulances, airliners and in the jump kits of many first responders, and now we are now experiencing interest in several markets which we are actively pursuing," Sealfon added.

These markets and applications include:

Military: Due to the special needs of the military for ruggedness, portability and light-weight, the Res-Q-Vac is ideal for battle field conditions, first response, and exposure to WMD's such as chemical warfare. The US Air Force was first in ordering and deploying Res-Q-Vac.

Hospitals: In the hospital, infectious diseases have become serious issues, and the need to treat patients in isolation, quickly respond to emergencies and protect the health professional have created the need for hospital versions of the Res-Q-Vac. Hospital versions are available with FSP, sterile, and a wide range of specialized catheters for maximum flexibility within the institution.

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Long Term Care (Nursing homes), hospice, elderly: Patients in this category frequently require suctioning, and Res-Q-Vac can provide it without electric power, cumbersome batteries and goes anywhere the patient needs it. For medical staff routinely calling on the elderly, the Res-Q-Vac is an addition to the medical kit which can save the lives of the patients and protect the users.

Home Care: Patients on Ventilators, tracheotomy patients, or patients with swallowing disorders all require suctioning. Home care configurations of Res-Q-Vac provide much needed security for home care patients from infants to adults. As a back-up for wall suction, or as primary for travel, Res-Q-Vac offers convenience and performance. It is the only portable system with a complete line of infant catheters available.

The new addition to Res-Q-Vac, Full Stop Protection, falls under the engineering control provisions of OSHA as well as meeting the recommendations of the CDC (Centers for Disease Control) to provide protection against SARS, HIV, tuberculosis, and other infectious diseases. Sealfon pointed out that with Res-Q-Vac's FSP "Protecting Health Care Professionals--is not just a good idea--it's the law*".

* In the Federal document OSHA 29CFR 1910.1030 - OCCUPATIONAL EXPOSURE TO BLOODBORNE PATHOGENS OSHA regulations now require that the EMPLOYERS of "...emergency medical technicians, paramedics, and other emergency medical service providers; fire fighters, law enforcement personnel, and correctional officers... MUST consider and implement devices that are appropriate [to contain bloodborne pathogens], commercially available and effective." These first responders risk exposure to serious disease, and employers may risk OSHA violations and lawsuits if they fail to consider protective measures such as Repro-Med's Full Stop Protection for Res-Q-Vac. OSHA has confirmed to the Company in writing that the technology in the Res-Q-Vac Full Stop Protection meets the intent of the regulation.

For further information call:
Andy Sealfon
Repro-Med Systems, Inc.
800-624-9600 x 307
www.Repro-Med.com
info@Repro-Med.com

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